Exhibit 99.1

Recent Developments

Recent Financial Results (Preliminary and Unaudited)

Set forth below are preliminary estimates of unaudited selected financial information for the three months ended June 30, 2019 and actual unaudited financial results for the three months ended June 30, 2018. Our unaudited interim consolidated financial statements for the three months ended June 30, 2019 are not yet available. We have provided ranges, rather than specific amounts, for the preliminary estimates of the financial information described below primarily because our financial closing procedures for the three months ended June 30, 2019 are not yet complete. Estimates of results are inherently uncertain and subject to change, and we undertake no obligation to update or revise the estimates set forth in this prospectus supplement as a result of new information, future events or otherwise, except as otherwise required by law. These estimates may differ from actual results. Actual results remain subject to the completion of our quarter-end closing process which includes a final review by our management and audit committee. During the course of the preparation of the financial statements and related notes and our final review, additional items that require material adjustments to the preliminary financial information presented below may be identified. Therefore, you should not place undue reliance upon these preliminary financial results. See the sections titled “Risk Factors” and “Forward-Looking Statements” for additional information regarding factors that could result in differences between the preliminary estimates of our financial results and operating data presented below and the actual financial results we will report for the three months ended June 30, 2019.

The preliminary estimates for the three months ended June 30, 2019 presented below have been prepared by, and are the responsibility of, management. Ernst & Young LLP, our independent registered public accounting firm, has not audited, compiled or performed any procedures with respect to such preliminary information nor has Ernst & Young LLP audited or compiled the financial information for the comparative three-month period ended June 30, 2018. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

Totals in the tables below may not sum or recalculate due to rounding.

	Three Months Ended June 30,
	2018 (actual)	2019 (preliminary estimate)
		Low	High
(in millions)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Americas	$300	$326	$328
International	412	370	372

Consolidated revenue	$712	$696	$700

Revenue excluding movements in foreign exchange:(1)
Americas	$300	$326	$328
International	412	392	394

Consolidated revenue excluding movements in foreign exchange(1)	$712	$718	$722

Operating income:
Americas	$79	$91	$92
International	53	30	31
Corporate	(39)	(41)	(40)
Other operating income, net	1	1	2

Consolidated operating income	$94	$80	$84

OIBDAN excluding movements in foreign exchange:(1)(2)
Americas	$122	$135	136
International	92	67	69
Corporate	(36)	(32)	(30)

Consolidated OIBDAN excluding movements in foreign exchange(1)(2)	$177	$170	$174

(1)

Revenue and OIBDAN “excluding movements in foreign exchange” in this prospectus supplement are presented because management believes that viewing certain financial results without the impact of fluctuations in foreign currency rates facilitates period to period comparisons of business performance and provides useful information to investors. Revenue and OIBDAN “excluding movements in foreign exchange” are calculated by converting the current period’s revenue and expenses in local currency to U.S. dollars using average foreign exchange rates for the prior period. See “—Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures.”

(2)

We define OIBDAN as operating income adjusted to exclude non-cash compensation expenses, included within corporate expenses, as well as the following line items presented in our statement of operations: depreciation and amortization, impairment charges and other operating income (expense), net. OIBDAN is a non- U.S. generally accepted accounting principles (“GAAP”) financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. OIBDAN does not represent, and should not be considered as, an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. Our presentation of OIBDAN should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We believe that OIBDAN provides investors with helpful information with respect to our operations. We believe that OIBDAN is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by our management. We believe it helps improve investors’ ability to understand our operating performance and makes it easier to compare our results with other companies that have different capital structures, equity compensation structures or tax rates. In addition, we believe OIBDAN is among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to that of other companies in our industry. However, our non-GAAP measures, including our measure of OIBDAN, may not be directly comparable to similarly titled measures used by other companies.

OIBDAN has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Some of the limitations of this measure are:

•	it does not reflect our historical cash expenditures, future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, our working capital needs;

•	it does not reflect our tax expense or the cash requirements to pay our taxes;

•	it does not reflect our interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and OIBDAN does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; and

•	it does not reflect limitations on or costs related to transferring earnings from our subsidiaries to us.

In addition, other companies may calculate non-GAAP measures differently than we do, limiting their usefulness as comparative measures. Because of these limitations, OIBDAN should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using OIBDAN only supplementally.

See “—Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures.”

Americas

We expect to report an increase in Americas revenue, Americas revenue excluding movements in foreign exchange, operating income and OIBDAN excluding movements in foreign exchange during the three months ended June 30, 2019 as compared to the three months ended June 30, 2018. The increases result primarily from an increase in digital revenue, partially offset by higher variable site lease and employee compensation expenses related to higher revenue.

International

We expect to report a decrease in International revenue, International revenue excluding movements in foreign exchange, operating income and OIBDAN excluding movements in foreign exchange during the three months ended June 30, 2019 as compared to the three months ended June 30, 2018. The decreases result primarily from lower revenue in China due to weakening economic conditions as well as increased professional fees related to the investigation in China. Clear Media Limited, our Chinese subsidiary, remains cautious about the operating environment in 2019 as uncertainty continues in China’s overall economy.

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

Reconciliation of OIBDAN excluding effects of foreign exchange rates to Operating income (loss)

	Three Months Ended June 30,
	2018 (actual)	2019 (preliminary estimate)
	(unaudited)	Low	High
(in millions)		(unaudited)	(unaudited)
Americas:
OIBDAN excluding effects of foreign exchange	$122	$135	$136
Effects of foreign exchange	—	—	—

OIBDAN	122	135	136
Depreciation and amortization	(43)	(44)	(45)

Operating income	$79	$91	$92

International:
OIBDAN excluding effects of foreign exchange	$92	$67	$69
Effects of foreign exchange	—	(3)	(3)

OIBDAN	92	64	65
Depreciation and amortization	(39)	(34)	(34)

Operating income	$53	$30	$31

Corporate:
OIBDAN excluding effects of foreign exchange	$(36)	$(32)	$(30)
Effects of foreign exchange	—	1	1

OIBDAN	(36)	(31)	(30)
Non-cash compensation expenses	(2)	(8)	(9)
Depreciation and amortization	(1)	(2)	(2)

Operating loss	$(39)	$(41)	$(40)

Consolidated:
OIBDAN excluding effects of foreign exchange	$177	$170	$174
Effects of foreign exchange	—	(3)	(3)

OIBDAN	177	168	172
Non-cash compensation expenses	(2)	(8)	(9)
Depreciation and amortization	(83)	(80)	(81)
Other operating income, net	1	1	2

Operating income	$94	$80	$84

Reconciliation of Revenue excluding effects of foreign exchange rates to Revenue

	Three Months Ended June 30
	2018 (actual)	2019 (preliminary estimate)
		Low	High
(in millions)	(unaudited)	(unaudited)	(unaudited)
Americas revenue	$300	$326	$328
Excluding: Effects of foreign exchange	—	—	—

Americas revenue excluding effects of foreign exchange	$300	$326	$328

International revenue	$412	$370	$372
Excluding: Effects of foreign exchange	—	22	22

International revenue excluding effects of foreign exchange	$412	$392	$394

Consolidated revenue	$712	$696	$700
Excluding: Effects of foreign exchange	—	22	22

Consolidated revenue excluding effects of foreign exchange	$712	$718	$722

Other Information

Our Americas digital portfolio accounted for approximately 30% of our Americas revenue for the year ended December 31, 2018. As of December 31, 2018, we had more than 1,400 digital displays in the Americas.

Our International digital portfolio accounted for approximately 23% of our International revenue for the year ended December 31, 2018.